FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION STATEMENT NO. 333-207740

RESOURCE APARTMENT REIT III, INC.

SUPPLEMENT NO. 3 DATED JUNE 30, 2016

TO THE PROSPECTUS DATED APRIL 29, 2016

This document supplements, and should be read in conjunction with, the prospectus of Resource Apartment REIT III, Inc. dated April 29, 2016, as supplemented by Supplement No. 1 dated May 25, 2016 and Supplement No. 2 dated June 14, 2016. As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc. and, as required by context, Resource Apartment OP III, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the status of this offering.

Status of the Offering

We commenced the initial public offering of shares of our common stock on April 28, 2016. On June 29, 2016, we received a subscription from Resource America to purchase $2 million of our Class A shares, which was sufficient to satisfy the minimum offering amount in all states except New York, Washington and Pennsylvania. Accordingly, on June 29, 2016, we broke escrow with respect to subscriptions received from all states except New York, which has a minimum offering amount of $2.5 million, Washington, which has a minimum offering amount of $20 million, and Pennsylvania, which has a minimum offering amount of $50 million.

Except with respect to subscriptions from New York, Washington and Pennsylvania, subscribers should make their checks payable to “Resource Apartment REIT III, Inc.” Until we have raised the respective minimum offering amounts for New York, Washington and Pennsylvania, New York, Washington and Pennsylvania investors should continue to make their checks payable to “UMB Bank, NA, as Escrow Agent for Resource Apartment REIT III, Inc.”

The $2 million investment by Resource America is considered to satisfy our advisor’s undertaking to invest up to $1 million in this offering, as our advisor is an indirect wholly owned subsidiary of Resource America.